Exhibit 10.5

CHURCHILL CAPITAL CORP X

640 Fifth Avenue, 14th Floor

New York, NY 10019

May 13, 2025

M. Klein Associates, Inc.

640 Fifth Avenue, 12th Floor

New York, NY 10019

Re:	Administrative Support Agreement

Ladies and Gentlemen:

This letter agreement by and between Churchill Capital Corp X (the “Company”) and M Klein Associates, Inc., a New York corporation (the “Services Provider”), an affiliate of our sponsor, Churchill Sponsor X LLC (“Sponsor”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the Nasdaq Global Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination and the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) The Services Provider shall make available (or cause other persons to make available) to the Company, at 640 Fifth Avenue, 14th Floor, New York, NY 10019 (or any successor location of the Services Provider), certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company. As reimbursement therefor, the Company shall pay the Services Provider (and the Services Provider will receive on behalf of itself or, to the extent it causes another person to make support available to the Company, as nominee on behalf of such other person) the sum of $30,000 per month beginning on the Listing Date and continuing monthly thereafter until the Termination Date.

(ii) The Services Provider hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever, including any Claim which may result from the operation of paragraph (iii), below.

(iii) The Company hereby agrees to indemnify and hold harmless the Services Provider, (the “Indemnitee”) from any claims, losses, liabilities, obligations, causes of action, proceedings (whether pending or threatened), investigations, damages, awards, settlements, judgments, decrees, fees, costs, penalties, amounts paid in settlement or expenses (including interest, assessments and other charges in connection therewith and reasonable fees and disbursements of attorneys and other professional advisors and costs of suit) arising out of or relating to any pending or threatened claim, action, suit, proceeding or investigation against any of them or in which any of them may be a participant or may otherwise be involved (including as a witness) that arises out of or relates to (i) the initial public offering of the Company’s securities or the Company’s operations or conduct of its business (including, for the avoidance of doubt, the company’s initial business combination, as discussed in the Registration Statement), or (ii) any claim against the Services Provider alleging any expressed or implied management or endorsement of any activities of the Company or any express or implied association between the Services Provider, on the one hand, and the Company on the other hand.

Notwithstanding anything to the contrary set forth herein or otherwise, the Company acknowledges and agrees that the Indemnitee shall be an express third-party beneficiary of the provisions of this paragraph (iii) and any related provision hereof that is or may extend rights to the Indemnitee. For the avoidance of doubt, the Company’s indemnification obligations contained in this paragraph (iii) shall survive the Company’s consummation of a Business Combination. The provisions of this paragraph (iii) are in all respects subject to the waiver against the Company’s Trust Account set forth in paragraph (ii), above.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party; provided, however, that the Services Provider may assign this letter agreement, in whole or in part, to Sponsor or any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Sponsor without the prior written approval of the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

[Signature Page Follows]

Very truly yours,

CHURCHILL CAPITAL CORP X

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Chief Financial Officer

AGREED TO AND ACCEPTED BY:

M KLEIN ASSOCIATES, INC.

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Chief Financial Officer

[SIGNATURE PAGE TO ADMINISTRATIVE SUPPORT AND INDEMNIFICATION AGREEMENT]